United States
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


Commission File Number: 333-65481-13


                      Norwest Asset Securities Corporation
                       Mortgage Pass-Through Certificates
                               Series 1999-9 Trust

(Exact name of registrant as specified in its charter)


  c/o Norwest Bank Minnesota, N.A.
  11000 Broken Land Parkway
  Columbia, Maryland  21044
  (410) 884-2000


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          A1

          A10

          A11

          A12

          A13

          A14

          A15

          A16

          A17

          A18

          A19

          A2

          A20

          A21

          A22

          A23

          A24

          A25

          A26

          A27

          A28

          A3

          A4

          A5

          A6

          A7

          A8

          A9

          ALR

          APO

          AR

          B1

          B2

          B3

          B4

          B5

          B6

(Title of each class of securities covered by this Form)

                                      None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   / /

    Rule 12g-4(a)(1)(ii)  / /

    Rule 12g-4(a)(2)(i)   / /

    Rule 12g-4(a)(2)(ii)  / /

    Rule 15d-6            /X/

    Rule 12h-3(b)(1)(i)   /X/

    Rule 12h-3(b)(1)(ii)  / /

    Rule 12h-3(b)(2)(i)   / /

    Rule 12h-3(b)(2)(ii)  / /

Approximate number of holders of record as of the certification or notice date:

                                      152

Pursuant to the requirements of the Securities Exchange Act of 1934,


                      Norwest Asset Securities Corporation
                       Mortgage Pass-Through Certificates
                               Series 1999-9 Trust


has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date:                            01/24/2000

  By: /S/         Sherri J. Sharps, Vice President



Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.